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                                                                   Exhibit 10.49

                                                                 [LOGO OF INDEX]

6th February 1996                                                  INDEX FX LTD.

                                                               37 Lombard Street
                                                                 London EC3V 9BQ
                                                        TELEPHONE: 0171 929 4029
                                                          DEALERS: 0171 929 4030
Mrs. F. Yardimci                                        Facsimile: 0171 929 4031
51 Park Avenue South                                       Telex: 922664 Index G
Hornsey                                                     Reuters Dealing INFX
London N8 8LX


Dear Figen

Further to our recent meeting, I am pleased to offer to you the position we discussed.

The contract will run for a period of two years from the commencement of employment and in the event of the company terminating the employment, for any reason, other than gross misconduct or an inability to perform the duties described, the balance of the two year contract will be paid in full.

If you would like to accept this position, please sign and return the attached copy of this letter.

The following particulars are given to you pursuant to Part 1 of the Employment Protection (Consolidation) Act 1978 (as amended by subsequent legislation).

1. THE PARTIES ARE AS FOLLOWS:
Your employer ("The Employer") is:
Index FX Ltd.
37 Lombard Street
London EC3V 9BQ.

Name and address of employee ("The Employee") is:
As Above.

2. DESCRIPTION OF EMPLOYMENT:
Your job title is Compliance Officer.

3. PLACE OF EMPLOYMENT.
The place of your employment is 37 Lombard Street, London EC3V 9BQ.

4. COMMENCEMENT OF EMPLOYMENT:
(a) The date of commencement of employment will be 1st March 1996.
(b) No employment with a previous employer counts as part of your period of continuous employment.

                     Chicago . New York . London . Zurich
     Index FX Ltd. Registered Office: 37 Lombard Street, London EC3V 9BQ.
                       Registered in England No.: 2876284

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5. THE FOLLOWING ARE THE PARTICULARS OF YOUR EMPLOYMENT AS AT THE DATE OF THIS
LETTER:

(a) Remuneration.

(i) The rate of your remuneration is (Pounds)50,000 per annum paid monthly in arrears, in addition an amount equal to 12.5% of your salary ((Pounds)6,250) will be paid monthly in arrears directly into a pension scheme of your choice.

(ii) Your remuneration will be reviewed in January of each year.

(iii) An end of year bonus may be paid entirely at the Employer's discretion.

(b) Hours.

Your working hours will be 9.00am to 5.00pm Mondays to Fridays inclusive, with a break of 1 hour each day for lunch, although you may be required to work outside of these hours and days when the needs of the business so dictate.

(c) Holidays.

(i) You are entitled to bank and other public holidays, plus twenty (20) working days holiday with pay in each year (until you have completed 3 years of service when you will become entitled to 25 working days in each year).

(ii) The qualification year for holiday purposes is from 1st January to 31st December inclusive and all holidays must be taken within this period and at a time convenient to the Employer.

(d). Sickness and Injury.

(i) If you are absent from work due to sickness or injury you must inform Barrie Swift as soon as possible during the first working day.

(ii) For periods of sickness or injury between 4 and 6 days the Employee must produce a self-certification certificate and a doctor's certificate covering longer periods of absence from work. The Employer reserves the right to request that the Employee presents doctors' certificates for periods of less than 6 days absence. Any expenses incurred by the Employee in compliance with such request will be reimbursed by the Employer.

(iii) The Employer will pay the Employee's salary during periods of sickness or illness for up to six (6) weeks in any period of twelve (12) months (thereby discharging the Employer's liability to pay statutory sick pay) less any sickness or injury benefits received by the Employee from the DHSS or monies received under any health insurance schemes.

(iv) Should the Employee remain absent after the expiry of this period the Employer will review individual cases and may continue to pay a proportion of the salary for such period as it may determine.

(v) Absence due to maternity leave will not be subject to (iii) above and the statutory regulations will apply.

(vi) If the Employee is absent through sickness or injury as a result of action by a third party and a successful claim is made against the third party, the Employer reserves the right to claim from the Employee a sum representing the amount received as salary by the Employee during his or her absence.

(e) The Employer will provide private health insurance.

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(f) Notice.

In the case of gross misconduct the Employer reserves the right to instant dismissal.

(g) Confidentiality.

By acceptance of your employment with the Company you agree not at any time whether during your employment or at any time after its termination:

(i) To divulge or communicate any trade secrets of the Employer to any person, firm or company whatsoever; and

(ii) To divulge the names and addresses of any customers of the Employer; and

(iii) To take any steps which may prejudice or harm the business of the Employer and you agree to use your best endeavours to prevent the publication or disclosure of any information concerning matters of the Employer.

On termination of your employment you will procure that all papers, documents and other property which may be in your possession relating to the Employer, its business or affairs and any copies thereof shall be handed back to the Employer on demand.

(h) Disciplinary Rules and Grievance Procedure.
If you have any grievance relating to your employment then you should raise it direct with myself.

(i) Amendments.
These particulars may be changed by written notice to the Employee.

Yours sincerely

/s/ GRAHAM WELLESLEY

For and on behalf of Index FX Ltd.
Graham Wellesley
Managing Director

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                       Acknowledgement by the Employee.
                       --------------------------------

I agree that the proceeding provisions, including those contained in the documents referred to therein (as varied from time to time) form the basis of my contract of employment.

Dated this 8th day of February 1996.

As discussed first day of employment will be Monday 11th March 1996

/s/ F. YARDIMCI

Mrs. F. Yardimci
(Employee)

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